Exhibit 99.1

Termination of the Replacement Capital Covenants, dated as of December 10, 2010 (this “Termination”), by JPMorgan Chase & Co., a Delaware corporation (together with its successors and assigns, the “Corporation”).

Recitals

A. The Corporation has executed Replacement Capital Covenants dated as of August 17, 2006, September 28, 2006 (two separate Replacement Capital Covenants), February 2, 2007 (two separate Replacement Capital Covenants), May 24, 2007, August 1, 2007, April 23, 2008, May 14, 2008 and August 21, 2008 (the “Replacement Capital Covenants”), which the Corporation executed in favor of and for the benefit of each Covered Debtholder (as defined therein) in connection with offerings of capital securities by certain affiliated Delaware trusts and its offerings of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I and its 8.625% Non-Cumulative Preferred Stock, Series J.

B. As of December 10, 2010, holders of a majority by liquidation amount of the 5.875% Capital Securities, Series O, of JPMorgan Chase Capital XV, the holder of the then effective series of Covered Debt (as defined in the Replacement Capital Covenants), consented or agreed in writing to the termination of the Replacement Capital Covenants.

C. The Corporation desires to terminate all of the Replacement Capital Covenants as set forth below in accordance with Section 4(a) thereof, effective December 10, 2010.

NOW, THEREFORE, the Corporation hereby terminates the Replacement Capital Covenants as follows:

SECTION 1. Termination. The Replacement Capital Covenants are hereby terminated in their entirety, effective December 10, 2010 (the “Termination Date”). From and after the Termination Date, the obligations of the Corporation pursuant to the Replacement Capital Covenants shall be of no further force and effect.

SECTION 2. Miscellaneous. This Termination shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Corporation has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

JPMORGAN CHASE & CO.

By:	/s/ Le Roy Davis
	Name:	Le Roy Davis
	Title:	Attorney-in-Fact